Exhibit 5.1

January 25, 2022

Granite Point Mortgage Trust Inc.

3 Bryant Park

#2400A

New York, NY 10036

Re:	Granite Point Mortgage Trust Inc., a Maryland corporation (the “Company”) - Issuance and sale of up to 3,680,000 shares (the “Shares”) of 7.00% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), pursuant to a Registration Statement on Form S-3ASR (Registration No. 333-258719), filed with the United States Securities and Exchange Commission, on August 11, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

i.	the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on June 19, 2017, Articles Supplementary filed with the Department on June 19, 2017, Articles Supplementary filed with the Department on November 29, 2021 (the “First Series A Articles Supplementary”) and Articles Supplementary filed with the Department on January 20, 2022 (the “Second Series A Articles Supplementary”);

ii.	the Amended and Restated Bylaws of the Company, adopted on or as of June 14, 2017 (the “Bylaws”);

iii.	resolutions adopted by the Board of Directors of the Company, or a committee thereof, on or as of November 19, 2021, November 22, 2021, January 13, 2022 and January 18, 2022 (the “Directors’ Resolutions”);

BALLARD SPAHR LLP

Granite Point Mortgage Trust Inc.

January 25, 2022

iv.	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland;

v.	a fully executed copy of the Underwriting Agreement dated as of January 18, 2022 by and among the Company, and Raymond James & Associates, Inc., as representative of the several underwriters listed on Schedule 1 thereto;

vi.	a certificate executed by two officers of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete and have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate;

vii.	the Registration Statement dated August 11, 2021, the related base prospectus dated August 11, 2021 (the “Base Prospectus”), the related preliminary prospectus supplement dated January 18, 2022 (the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated January 18, 2022 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”); and

viii.	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the assumptions, limitations and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

BALLARD SPAHR LLP

Granite Point Mortgage Trust Inc.

January 25, 2022

(d)	all certificates submitted to us, including but not limited to the Officers' Certificate, are true, correct and complete both when made and as of the date hereof;

(e)	none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Charter or Section 12 of the Series A Articles Supplementary relating to restrictions on ownership and transfer of shares of stock of the Company;

(f)	none of the Shares will be issued or sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL; and

(g)	the Company has not, and is not required to be, registered under the Investment Company Act of 1940, as amended.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(i)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(ii)	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company and, when the Shares are issued and delivered by the Company in accordance with the provisions of the Underwriting Agreement in exchange for payment therefor in accordance with the Directors’ Resolutions and the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

BALLARD SPAHR LLP

Granite Point Mortgage Trust Inc.

January 25, 2022

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Securities. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP